UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): ________________

FULUCAI PRODUCTIONS LTD.
Exact name of registrant as specified in its charter

Nevada	000-54154	68-0680436
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1250, 639 – 5 Avenue SW, Calgary, Alberta, Canada	T2P 0M9
(Address of principal executive offices)	(Zip Code)

(403) 613-7310
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

Fulucai Productions Ltd. has entered into a binding Memorandum of Understanding (the “MOU”) with Blue Sky Langsa Ltd. (“BSL”) to acquire a 15% working interest in certain oil and gas interests offshore North Sumatra, Indonesia (the “Properties”).  The asset, Langsa Offshore Technical Assistance Contract, is a 77 square kilometer offshore concession in 325 feet of water depth, 55 kilometers from the shoreline.  The block has 2 discovered fields and 7 wells with historic sunk costs of approximately $61.2 Million US.  Mobil Oil initially made the discovery in 1980.

The Company and BSL intend to enter into a formal Participation Agreement in accordance with normal industry standard practice, requisite regulatory requirements and approvals in the U.S., Canada and Indonesia.   Under the terms of the agreement, the Company will acquire a 15% working interest in the Langsa TAC for $918,568 US consisting of cash at closing and payment for 15% of the direct costs for the 2014 work program (“WP2014”) which are currently estimated to be approximately $8.877 Million US.  Fulucai’s 15% interest of the direct costs will be approximately $1,331,550 US.  The Effective Date for the transaction is January 1, 2014.  This is a related party transaction.  The controlling shareholder of Fulucai is the President of Blue Sky Langsa.

Section 9.   Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(c). Exhibits

Number	Exhibit
10.1	Memorandum of Understanding Between the Company and Blue Sky Langsa Ltd. dated May 9, 2014
99.1	Press Release disseminated May 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FULUCAI PRODUCTIONS LTD.

Dated: June 10, 2014	By:	/s/ Mohammad Fazil
	Name:	Mohammad Fazil
`	Title:	Chief Executive Officer, President, Secretary, Treasurer, Chief Financial Officer and Director